Exhibit 10.3

CATLIN PROPERTIES, INC.

MULTI-TENANT

OFFICE LEASE AGREEMENT

(CROSSROADS I AT MERIDIAN, 9800 PYRAMID COURT, ENGLEWOOD, COLORADO)

(FULL-SERVICE GROSS, COLORADO FORM)

with

SANZ INC., a Colorado corporation

as “Tenant”

BASIC LEASE INFORMATION

1.	Lease Date: For identification purposes only, the date of this Lease is 4/12/05 , 2005.

2.	Landlord: The parties identified in the signature block for Landlord below.

3.	Tenant: SANZ INC., a Colorado corporation

4.	Address of Building: 9800 Pyramid Court, Englewood, Colorado, 80112

5.	Approximate Rentable Area of the Building: 117,792 square feet

6.	Premises: Those certain premises located on the 1st floor of the Building, and commonly referred to as Suite 130

7.	Approximate Rentable Area of Premises: 9,595 rentable square feet

8.
Parking Spaces: thirty-eight (38) unreserved surface lot parking spaces and up to four (4) reserved garage parking spaces, available as follows: (a) up to two (2) reserved garage spaces leaseable at the rate of $65.00 per space per month (each, a “Paid Reserved Space”), which rate shall be subject to change from time to time at Landlord’s sole discretion, provided that such rate does not increase more than 5% per annum on a cumulative basis, plus (b) for every Paid Reserved Space leased (up to a maximum of two (2) Paid Reserved Spaces), Tenant shall be entitled to one (1) additional reserved garage parking space free of charge during the period that Tenant continues to pay the fees due for such Paid Reserved Space.

9.	Term: The period of time commencing on September 15, 2005 (the “Commencement Date”), and ending on September 14, 2008 (the “Expiration Date”).

10.	Base Rent:

Months following the Commencement Date	Monthly Base Rent	Annual Base Rent per Square Foot of Rentable Area
09/15/05 - 09/14/06	$13,992.70	$17.50 (approximately $1.46 per month)
09/15/06 - 09/14/07	$14,392.50	$18.00 ($1.50 per month)
09/15/07 - 09/14/08	$14,792.29	$18.50 (approximately $1.54 per month)

11.	Base Year: The calendar year 2005.

12.	Tenant’s Share: 8.15%

13.	Advance Rent Amount: $13,992.70 (per Section 3.1 below).

14.	Security Deposit: $13,992.70 (per Section 4.1 below).

15.	Business Hours of the Building: 7:00 a.m. to 6:00 p.m., Monday through Friday, exclusive of generally recognized holidays.

16.	Landlord’s Address for Payment of Rent:
c/o Catlin Properties
3620 Fair Oaks Boulevard, Suite 150
Sacramento, California 95825
Attention: Property Management

17.	Landlord’s Address for Notices:
c/o Catlin Properties
3620 Fair Oaks Boulevard, Suite 150
Sacramento, California 95864
Attn: Property Management

with a copy to:

c/o Catlin Properties
9780 Mt. Pyramid Court, Suite 210
Englewood, Colorado 80112
Attention: Mike Pepper
Telephone: (303) 925-0500

18.	Tenant’s Address for Notices prior to the Commencement Date (thereafter, the Tenant’s Address for Notices shall be the Premises):
c/o SANZ, Inc
9800 Mt. Pyramid, Ct., Suite 130
Englewood, CO 80112
Attn: Ed Dunn
Telephone: 303.660.3933 x 208

19.	Tenant’s Tax Identification Number or Social Security Number: 84-1064036

20.	Broker(s): CB Richard Ellis

21.	Guarantor(s): [NIA]

22.	Exhibits:
Exhibit A: The Premises
Exhibit B: [INTENTIONALLY OMITTED]
Exhibit C: [INTENTIONALLY OMITTED]
Exhibit D: Building Rules
Exhibit E: [INTENTIONALLY OMITTED]

The Basic Lease Information set forth above is part of the Lease and capitalized terms shall be defined terms in the Lease. In the event of any conflict between any Basic Lease Information and the Lease, the Lease shall control.

(THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK)

LEASE

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:

1.  PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the office space identified in the Basic Lease Information (the “Premises”), in the Building identified in the Basic Lease Information (the “Building”). The approximate configuration and location of the Premises are shown on Exhibit A. The Building, the parking facilities serving the Building (the “Parking Facility”), and the parcel(s) of land on which the Building and the Parking Facility are situated (the “Land”) are sometimes collectively referred to in this Lease as the “Property”. Landlord shall have the right to confirm the rentable and usable square footage of the Premises by independent measurement. For such purpose, the measurement of the Premises shall be in accordance with the method for determining “rentable area” and “usable area” under the Building Owners and Managers Association Standard Method for Measuring Floor Area in Office Buildings (ANSI Z65.1-1996). Following such measurement, if the rentable square footage of the Premises differs from that set forth in the Basic Lease Information, Tenant and Landlord shall amend this Lease to revise the monthly Base Rent, Tenant’s Share and to otherwise reflect such revised rentable area of the Premises. If Landlord has not, by the date that is sixty (60) days after the Commencement Date, notified Tenant that an adjustment to the rentable area recited in the Basic Lease Information is required, the parties conclusively agree that the rentable area set forth in the Basic Lease Information is correct.

2.  COMMENCEMENT DATE; EXPIRATION DATE; EXISTING SUBLEASE.

2.1  Commencement Date. The “Commencement Date” and the “Expiration Date” shall be, respectively, the dates set forth in the Basic Lease Information.

2.2  Existing Sublease. Tenant currently occupies the Premises pursuant to that certain Sublease Agreement dated as of March 30, 2004, between Avaya, Inc., a Delaware corporation (“Avaya”), as sublandlord, and Tenant, as subtenant (the “Existing Sublease”), which Sublease Agreement was entered into pursuant to that certain Office Building Lease dated as of March 24, 2000, between Avaya, as tenant, and Landlord, as landlord. Tenant agrees that (i) the Existing Sublease shall, in accordance with its terms, expire as of the day before the Commencement Date of this Lease, and (ii) to Tenant’s knowledge, Avaya is not in default under the Existing Sublease, and Tenant has no defenses or offsets to the payment of rent and performance of its obligations under the Existing Sublease, and (iii) Tenant represents that Tenant is the rightful owner of the entire interest of the “subtenant” under the Existing Sublease, and that no other person or entity has any interest as “subtenant” under the Existing Sublease.

3.  RENT.

3.1  Base Rent; Advance Rent. Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term, except that the Advance Rent Amount set forth in the Basic Lease Information shall be paid upon execution of this Lease, and Base Rent for any partial month at the beginning of the Term shall be paid on the Commencement Date. Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.

3.2  Additional Rent: Increases in Operating Costs and Taxes.

(a)  Definitions.

(1)  “Base Operating Costs” means Operating Costs for the calendar year specified as the Base Year in the Basic Lease Information.

(2)  “Base Taxes” means Taxes for the calendar year specified as the Base Year in the Basic Lease Information.

(3)  “Operating Costs” means all costs of managing, operating, maintaining, repairing, renewing and replacing the Property, including, by way of illustration and not limitation, all costs, expenditures, fees and charges for: (A) operation, maintenance, repair and replacement of the Property (including, without limitation, maintenance, repair and replacement of glass, the roof covering or membrane, and landscaping; provided, however, that to the extent that the cost of any such replacements are required to be capitalized for federal income tax purposes, the cost of such replacements, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such replacements [or, if Landlord finances such replacements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord], shall be amortized over such useful life as Landlord shall reasonably determine); (B) utilities (as well as related fees, assessments and surcharges) and services (including telecommunications facilities and equipment, repairs to and replacements of telephone risers or intrabuilding network cabling, recycling programs and trash removal), and associated supplies and materials; (C) a proportionate share of compensation (including employment taxes and market-standard fringe benefits) for persons who perform duties in connection with the management (not to exceed a level of general manager), operation, maintenance and repair of the Building, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Building; (D) property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Property, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”); (G) amortization of capital improvements required to comply with Laws, or which are intended to reduce Operating Costs or improve the utility, efficiency or capacity of any Building System, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements (or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over such useful life as is consistent with industry standards for comparable buildings in the Southeast Denver market area; (H) an office in the Property for the management of the Property, including expenses of furnishing and equipping such office and the rental value of any space occupied for such purposes; (I) property management fees (which may be paid to an affiliate of Landlord and shall not exceed 5% of the aggregate Base rent for the Building and consistent with comparable office buildings in the Southeast Denver market area), or in lieu of such management fees, a reasonable administrative fee to compensate Landlord for managing the Property; (J) accounting, legal and other professional services incurred in connection with the operation (but not the ownership) of the Property and the calculation of Operating Costs and Taxes; (K) a reasonable allowance for depreciation on machinery and equipment used to maintain the Property and on other personal property owned by Landlord in the Property (including window coverings and carpeting in common areas); (L) contesting the validity or applicability of any Laws that may affect the Property; (M) the Property’s share of any shared or common area maintenance fees and expenses; and (N) any other expense or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining, repairing and replacing the Property. Operating Costs for any year during which average occupancy of the Building is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Building had an average occupancy of one hundred percent (100%) during the entire calendar year. If Landlord is not furnishing any particular work or service (the cost of which, if performed or provided by Landlord, would be included in Operating Costs) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Costs shall, at Landlord’s sole discretion, be deemed to be increased by an amount equal to the additional Operating Costs which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Premises, the Building and the Property and that Landlord shall have no obligation or liability with respect thereto, except to the extent, if any, that Landlord has specifically agreed elsewhere in this Lease to provide the same.

Operating Costs shall not include (i) capital improvements (except as otherwise provided above); (ii) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (iii) interest and principal payments on Loans or indebtedness secured by the Building; (iv) costs of leasehold improvements for Tenant or other tenants of the Building; (v) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants’ shares of increases in Operating Costs and Taxes; (vi) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (vii) depreciation or amortization, other than as specifically enumerated in the definition of Operating Costs above; (viii) costs, fines or penalties incurred due to Landlord’s violation of any Law; (ix) advertising and promotional expenses; (x) nonrecurring costs incurred to remedy structural defects in the original construction of the Building; and (xi) repairs or other work needed due to fire, windstorms, or other casualty or cause actually insured against by Landlord or to the extent Landlord’s insurance required under Section 11.2 - Landlord’s Insurance would have provided coverage, whichever is greater.

(4)  “Taxes” means all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Property; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Property; personal property taxes assessed on the personal property of Landlord used in the operation of the Property; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. To the extent paid by other tenants or required to be paid by Tenant as “Tenant’s Taxes” (as defined in Section 8 - Tenant’s Taxes), “Tenant’s Taxes” shall be excluded from Taxes, and accordingly shall not be included in Taxes accrued in the Base Year.

(5)  “Tenant’s Share” means the Rentable Area of the Premises divided by the total Rentable Area of the Building, as set forth in the Basic Lease Information. If the Rentable Area of the Building is changed or the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder, Tenant’s Share shall be adjusted accordingly.

(b)  Additional Rent.

(1)  Tenant shall pay Landlord as “Additional Rent” for each calendar year or portion thereof during the Term Tenant’s Share of sum of (x) the amount (if any) by which Operating Costs for the period exceed Base Operating Costs, and (y) the amount (if any) by which Taxes for such period exceed Base Taxes. It is the intention of Landlord and Tenant that the Base Rent paid to Landlord be absolutely net of all increases in Operating Costs and Taxes over, respectively, the Base Operating Costs and Base Taxes, and the provisions of this Section 3.2 are intended to so provide. Tenant agrees that any Taxes or Operating Costs that accrue or are incurred during the Term of this Lease may be included in the calculation of Additional Rent, notwithstanding that such Taxes or Operating Costs may be payable by Landlord in arrears.

(2)  Prior to the end of the Base Year and each calendar year thereafter, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs and Taxes and Tenant’s Additional Rent for the following calendar year. Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent. If Landlord thereafter estimates that Operating Costs and Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for each year (and Additional Rent shall thereafter be payable based on the revised estimate).

(3)  As soon as reasonably practicable after the end of the Base Year and each calendar year thereafter, Landlord shall furnish Tenant a statement (the “Statement”) with respect to such year, showing Operating Costs and Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto. Unless Tenant raises any objections to the Statement within ninety (90) days after receipt of the same, such Statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such Statement or any item therein or the computation of Additional Rent based thereon. If Tenant disputes the amount of Additional Rent stated in the Statement, Tenant may, at Tenant’s own cost and expense, designate, within ninety (90) days after receipt of that Statement, an independent certified public accountant to inspect Landlord’s records. Tenant is not entitled to request that inspection, however, if Tenant is then in default under this Lease. The accountant must be a member of a nationally recognized accounting firm and must not charge a fee based on the amount of Additional Rent that the accountant is able to save Tenant by the inspection. Tenant must give reasonable notice to Landlord of the request for inspection, and the inspection must be conducted in Landlord’s offices at a reasonable time or times. If, after that inspection, Tenant still disputes the Additional Rent, a certification of the proper amount shall be made, at Tenant’s expense, by Landlord’s independent certified public accountant. That certification shall be final and conclusive. Any objection of Tenant to the Statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on the Statement, nor shall any failure of Landlord to deliver the Statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on the Statement.

(4)  If Tenant’s Additional Rent as finally determined for the year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within ten (10) days of Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for the year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease, unless such excess is more than Two Thousand and No/100ths Dollars ($2,000.00) and Tenant is not then in default under this Lease, in which event such excess shall be refunded to Tenant. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant’s Share of increases in the Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within ten (10) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

(c)  Despite any other provision of this Section 3 to the contrary, in calculating Base Taxes, there shall be excluded from Taxes any increase in Taxes attributable to (i) special assessments, charges, costs, or fees; or (ii) modifications or changes in government laws or regulations, including institution of a split tax roll; and in calculating Base Operating Costs, there shall be excluded from Operating Costs (i) market-wide labor-rate increases arising from extraordinary circumstances (such as boycotts and strikes) and (ii) utility rate increases arising from extraordinary circumstances (such as conservation surcharges, boycotts, embargoes, or other shortages), and, (iii) any other costs of a nature that would not ordinarily be incurred on an annual, recurring basis. If for any reason Base Taxes or Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Building being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. Notwithstanding anything to the contrary in this Lease, if there is at any time a decrease in Taxes below the amount of the Taxes for the Base Year, then for purposes of calculating Additional Rent for the year in which such increase occurs and all subsequent periods, Base Taxes shall be reduced to equal the Taxes for the year in which the decrease occurs.

3.3  Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest, shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. Unless otherwise specified in this Lease, all sums payable to Landlord on demand under the terms of this Lease shall be payable within ten (10) days after notice from Landlord of the amounts due. All rent shall be paid without offset, recoupment or deduction, in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate. All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect. If any non-cash payment made by Tenant is not paid by the bank or other institution on which it is drawn, Landlord shall have the right, exercised by notice to Tenant, to require that Tenant make all future payments by certified funds or cashier’s check.

4.  SECURITY DEPOSIT; LANDLORD’S LIEN.

4.1  Security Deposit. On execution of this Lease, Tenant shall deposit with Landlord the sum set forth in the Basic Lease Information (the “Security Deposit”), in cash, as security for the performance of Tenant’s obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder. In such event Tenant shall immediately pay to Landlord an amount sufficient to replenish the Security Deposit to the sum initially deposited with Landlord. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord’s general and other funds, and Landlord shall not be required to pay interest on the Security Deposit. Tenant shall not assign or encumber the Security Deposit without the consent of Landlord; any attempt to do so shall be void and not binding on Landlord. If Landlord disposes of its interest in the Premises, Landlord shall deliver or credit the Security Deposit to Landlord’s successor in interest and thereupon be relieved of all further responsibility with respect to the Security Deposit. Tenant waives all provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises.

4.2  Landlord’s Lien. [INTENTIONALLY OMITTED]

5.  USE AND COMPLIANCE WITH LAWS.

5.1  Use; Permitted Encumbrances; Suitability of Premises.

(a)  Use. The Premises shall be used for general business office purposes and for no other use or purpose. Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises. Tenant shall make any repairs, alterations or improvements as required to comply with all such Laws to the extent that such Laws relate to or are triggered by (i) Tenant’s particular use of the Premises, (ii) the Tenant Improvements, or (iii) any Alterations. Tenant shall observe the “Building Rules” (as defined in Section 27 - Rules and Regulations). Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Property or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Building. Without limiting the foregoing, the Premises shall not be used for educational activities (client and employee training excepted), practice of medicine or any of the healing arts, providing social services, or for any governmental use (including embassy or consulate use). Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the heating, ventilating and air-conditioning (the “HVAC”), mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building (the “Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical office equipment; or (iii) connect (directly, or indirectly through use of intermediate devices, electrified strip molding, or otherwise) to any electrical circuit in the Premises any equipment or other load with aggregate connected load requirements in excess of 20 amps.

(b)  Permitted Encumbrances. Tenant acknowledges that this Lease is subordinate and subject to all liens, encumbrances, deeds of trust, reservations, restrictions and other matters affecting the Property or the Premises (“Permitted Encumbrances”), and any law, regulation, rule, order or ordinance of any governmental entity applicable to the Premises or the use or occupancy thereof, in effect on the execution of this Lease or thereafter promulgated.

(c)  Condition and Suitability of Premises. Tenant acknowledges and agrees that Landlord is not obligated to perform any improvement work in the Premises or otherwise prepare the Premises for Tenant’s occupancy. Tenant acknowledges and agrees that it has had an opportunity to inspect the Premises, the Building and the Property, and finds the same in satisfactory condition and repair. Tenant accepts the Premises, the Building and the Project in their “then as is” condition as of the date hereof. The taking of possession of the Premises by Tenant on the Commencement Date shall conclusively establish that the Premises, the Building and the Property were acceptable to Tenant and in satisfactory condition and repair. Tenant acknowledges that neither Landlord nor any of Landlord’s representatives has made any representation or warranty with respect to the Premises, the common area or the Property or with respect to the suitability or fitness of the same for the conduct of Tenant’s business or for any other purpose. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Property were in satisfactory condition to conduct business at such time.

5.2  Hazardous Materials.

(a)  Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials, as defined below, to be generated, brought onto, used, stored, or disposed of in or about the Premises or the Property by Tenant or its agents, employees, contractors, subtenants, assignees, licensees, transferees or representatives (collectively, “Representatives”) or its guests, customers, or visitors (collectively, “Visitors”) except for reasonable quantities of substances that are normally associated with general office duties (such as copier fluids and cleaning supplies) or which are otherwise approved by Landlord. Tenant shall use, store, and dispose of all such Hazardous Materials in strict compliance with all Environmental Requirements (as defined below), and shall comply at all times during the Lease Term with all Environmental Requirements.

(b)  Definitions. “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including for example only the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (“PCBs”), asbestos, radon and urea formaldehyde foam insulation. “Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

6.  ALTERATIONS.

6.1  Tenant shall not make any alterations, improvements or changes to the Premises (including installation of any security system or telephone or data communication wiring or cabling), other than the Tenant Improvements (the “Alterations”), without Landlord’s prior written consent. Landlord may withhold its consent to such Alterations in its sole discretion if the proposed Alterations would adversely affect the structure or safety of the Building or its electrical, plumbing, HVAC, mechanical or safety systems, or if such proposed Alterations would create an obligation on Landlord’s part to make modifications to the Property (in order, for example, to comply with laws such as the ADA mandating Building accessibility for persons with disabilities); in all other circumstances, Landlord agrees not to unreasonably withhold or delay its consent to proposed Alterations. Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work); and (v) subject to all conditions which Landlord may in Landlord’s discretion impose. Such conditions may include requirements for Tenant to: (i) provide payment or performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); (ii) use contractors or subcontractors designated by Landlord; and (iii) remove all or part of the Alterations prior to or upon expiration or termination of the Term, provided that, at the time Landlord approves such Alterations, Landlord specifically conditions such approval on Tenant’s agreement to remove such Alterations. If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors designated by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Property and Landlord’s interests. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord.

6.2  Before making any Alterations, Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license. Tenant shall reimburse Landlord upon demand for any expenses reasonably incurred by Landlord in connection with any Alterations made by Tenant, including reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations. Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations.

6.3  Tenant shall keep the Premises and the Property free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Property, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2 - Interest). Tenant shall give Landlord at least ten (10) days’ notice prior to the commencement of any Alterations and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.

6.4  Subject to the provisions of Section 5 - Use and Compliance with Laws and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (the “Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7.  MAINTENANCE AND REPAIRS.

7.1  By remaining in possession of the Premises as of the Commencement Date, Tenant agrees that the Premises are then in a good and tenantable condition. Tenant further agrees that the HVAC system serving the Premises is in good working order as of the date of this Lease. During the Term, Tenant at Tenant’s expense but under the direction of Landlord, shall repair and maintain the Premises, including the interior walls, floor coverings, ceiling (ceiling tiles and grid), Tenant Improvements, Alterations, fire extinguishers, outlets and fixtures, and any appliances (including dishwashers, hot water heaters, garbage disposers and any Dedicated HVAC Unit, as defined in Section 9 below) in the Premises, in a first class condition, and keep the Premises in a clean, safe and orderly condition.

7.2  Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, the structural portions of the roof, foundations, floors and exterior walls of the Building, the Building Systems, and the public and common areas of the Property, such as elevators, stairs, corridors and restrooms; provided, however, that Tenant shall pay, within fifteen (15) days after receipt of a written invoice from Landlord, the cost of repairs (plus an administrative fee of fifteen percent (15%): (i) for damage occasioned by Tenant’s use of the Premises or the Property or any act or omission of Tenant or Tenant’s Representatives or Visitors or (ii) which are beyond the scope of Landlord’s express maintenance and repair obligations under this Lease. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair.

7.3  Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease:

(a)  To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Building (excluding the Premises), the fixtures and equipment therein, and the Building Systems;

(b)  To change the Building’s name or street address;

(c)  To install and maintain any and all signs on the exterior and interior of the Building;

(d)  To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and other tenancies and premises in the Property and to create additional rentable areas through use or enclosure of common areas;

(e)  To institute any mandatory programs (such as trash recycling) for the Building that Landlord believes, in its sole judgment, will be in the best interests of the Building and its tenants; and

(f)  If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Property relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Property (collectively “Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Property related thereto.

8.  TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (the “Rental Tax”), and (c) any Taxes attributable to the value or cost of Tenant’s (i) personal property, (ii) Trade Fixtures, and/or (iii) Tenant Improvements or other Alterations (to the extent that the cost or value of such Tenant Improvements or other Alterations made in or to the Premises or the Building by or for Tenant exceeds the cost or value of a building-standard build-out, as determined by Landlord, but regardless of whether title to those improvements is vested in Tenant or Landlord). Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement.

9.  UTILITIES AND SERVICES.

9.1  Description of Services. Subject to the Controls (as defined in Section 7.3(f) above), Landlord shall furnish to the Premises reasonable amounts of electricity, water, heat and air-conditioning, and janitorial service. Landlord shall also furnish normal fluorescent tube replacement, window washing, elevator service, and common area toilet room supplies. Landlord shall furnish heat, ventilation and air-conditioning during the Business Hours specified in the Basic Lease Information (“Business Hours”). As used in this Lease, the term “Business Days” means weekdays except generally recognized holidays. Any additional utilities or services that Landlord may agree to provide (including lamp or tube replacement for other than building standard lighting fixtures) shall be at Tenant’s sole expense.

9.2  Payment for Additional Utilities and Services.

(a)  Upon request by Tenant in accordance with the procedures established by Landlord from time to time for furnishing HVAC service at times other than Business Hours on Business Days, Landlord shall furnish such service to Tenant and Tenant shall pay for such services on an hourly basis at the then prevailing rate established for the Building by Landlord. If such extended service is not a continuation of that furnished during regular Business Hours as described above, Landlord may require that Tenant pay for a minimum of three (3) hours of such service.

(b)  If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected as a result of (i) any lights, machines or equipment used by Tenant in the Premises, or (ii) the occupancy of the Premises by more than one person per 150 square feet of rentable area, then Landlord shall have the right to install any machinery or equipment reasonably necessary to restore the temperature, including modifications to the standard air-conditioning equipment. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord upon demand.

(c)  If Tenant’s usage of electricity exceeds the Building’s standard electrical usage, Landlord may determine the amount of such excess use by any reasonable means (including the installation by Landlord but at Tenant’s expense of a separate meter or other measuring device) and charge Tenant for the cost of such excess usage. In addition, Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant because of any unusual Tenant Improvements or Alterations, the carelessness of Tenant or the nature of Tenant’s business (including hours of operation).

(d)  If there is any HVAC or other cooling system located in the Premises that is dedicated to Tenant’s computers or other equipment (such dedicated system is referred to in this Lease as a “Dedicated HVAC Unit”), Landlord may determine the amount of gas, electricity or other utility costs attributable to such Dedicated HVAC Unit by any reasonable means (including the installation by Landlord but at Tenant’s expense of a separate meter or other measuring device) and charge Tenant for such costs.

(e)  Tenant acknowledges that Landlord’s obligations pursuant to Section 9.1 to provide janitorial services to the Premises excludes any portions of the Premises not used as office areas (e.g., closets, storage rooms, mailrooms, computer areas, laboratories, and areas used for the storage, preparation, service, or consumption of food or beverages). Tenant, at its sole cost and expense, shall cause all portions of the Premises not used as office areas to be cleaned on a regular basis in a manner and by a person or entity satisfactory to Landlord. Tenant shall contract directly with Landlord or, at Landlord’s option, directly with Landlord’s contractor for cleaning services in excess of those furnished by Landlord in accordance with this Lease.

9.3  Interruption of Services. In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or Building for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease. Tenant hereby waives any benefits of any applicable existing or future Law permitting the termination of this Lease due to such interruption, failure or inability.

9.4  Utilities and Services Furnished by Tenant. Except as provided in Sections 9.1 and 9.2 or in the Construction Rider (if any), Tenant shall be solely responsible for the furnishing and direct payment (including, without limitation, hook-up and connection charges) of all other utilities which are separately metered or separately charged (including, without limitation, telephone, cable television and any other special utility requirements of Tenant if available), if any, to the Premises or to Tenant and shall make such payments to the respective utility companies prior to the delinquency.

9.5  Utility Providers. Landlord may, in Landlord’s sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider of Landlord’s choosing. Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord. Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters. Tenant shall either pay or reimburse Landlord for all costs associated with any change of utility service, including the cost of any new utility equipment, within ten (10) days after Landlord’s written demand for payment or reimbursement. Under no circumstances shall Landlord be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant’s needs, or for any failure, interference, or defect in any utility service. No such change, failure, interference, or defect shall constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of rent, or relieve Tenant from any of Tenant’s obligations under this Lease.

10.  EXCULPATION AND INDEMNIFICATION.

10.1  Landlord shall not be liable to Tenant for any loss, injury or other damage to any person or property (including Tenant or Tenant’s property) in or about the Premises or the Property from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other tenants in the Property). Tenant hereby waives all claims against Landlord for such damage and the cost and expense of defending against claims relating to such damage, except that Landlord shall indemnify, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (the “Claims”) for such damages, to the extent the same are (x) caused by the willful or negligent acts or omissions of Landlord or its authorized representatives and (y) are not covered by insurance actually carried (or required to be carried) by Tenant.

10.2  Tenant shall indemnify, defend and hold Landlord harmless from and against Claims arising from (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Property, or (b) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises during the Term; excepting only such Claims for any accident, injury or damage to the extent they are caused by the negligent or willful acts or omissions of Landlord or its authorized representatives.

10.3  The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11.  INSURANCE.

11.1  Tenant’s Insurance.

(a)  Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million and No/100ths Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, Five Million and No/100ths Dollars ($5,000,000.00) annual general aggregate, and Two Million and No/100ths Dollars ($2,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property; and (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors.

(b)  Tenant shall at all times maintain in effect with respect to any Alterations and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, at a minimum, for “special form” perils, to the extent of eighty percent (80%) of the full replacement cost of covered property, and for business income coverage (limited to $150,000) for a minimum of twelve (12) months. Tenant may carry such insurance under a blanket policy, provided that such policy provides equivalent coverage to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property.

(c)  Each policy of insurance required under this Section shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be licensed to do business in the state where the Property is located. Any deductible amount under such insurance shall not exceed Twenty-Five Thousand and No/100ths Dollars ($25,000.00). Tenant shall provide to Landlord evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid. Such evidence shall, at Landlord’s discretion, be in either form of an ACORD Form 27 (Certificate of Insurance) (or its equivalent) or a certified copy of the original policy, in either event providing that the insurer will provide Landlord with at least thirty (30) days prior written notice before any termination or amendment to the policy.

(d)  Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as recommended by Landlord’s insurance broker, if, in the opinion of either of them, the amount of insurance then required under this Lease is not adequate. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(e)  Each policy of liability insurance required by this Section shall: (i) contain a cross liability endorsement or separation of insureds clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (iv) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (v) name Landlord, its partners, the property manager, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided the same extent of coverage as provided to Tenant under such policies. All endorsements effecting such additional insured status shall be acceptable to Landlord and shall be at least as broad as additional insured endorsement form number CG 20 26 11 85 promulgated by the Insurance Services Office.

(f)  Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance or certified policy of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this section, Tenant shall at Landlord’s request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

11.2  Landlord’s Insurance. During the Term, Landlord shall maintain in effect insurance on the Building against “special form” perils (to the extent such coverages are available), with responsible insurers, insuring the Building and the Tenant Improvements in an amount equal to at least eighty percent (80%) of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.

11.3  Property Insurance - Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against the other and the partners, members, shareholders, officers, directors and authorized representatives of the other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Property or any operation therein. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12.  DAMAGE OR DESTRUCTION.

12.1  Landlord’s Duty to Repair.

(a)  If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Property, as the case maybe, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant’s personal property, Trade Fixtures or Alterations.

(b)  If Landlord is required or elects to repair damage to the Premises and/or the Property, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent from the date of the casualty through the date of substantial completion of the repair shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2  Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a)  If, in the reasonable judgment of Landlord, the Premises and the Property cannot be substantially repaired and restored under applicable Laws within one (1) year from the date of the casualty;

(b)  If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;

(c)  If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty-five percent (25%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or

(d)  If the fire or other casualty occurs during the last year of the Term.

If any of the circumstances described in subsections (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall notify Tenant in writing of that fact within ninety (90) days after the date of the casualty and in such notice Landlord shall also advise Tenant whether Landlord has elected to terminate this Lease as provided above.

12.3  Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, then Tenant may elect to terminate this Lease under the following circumstances:

(a)  Where Landlord fails to commence the required repair within one hundred and twenty (120) days after the date of the casualty, in which event Tenant may elect to terminate this Lease upon notice to Landlord given within ten (10) days after such one hundred and twenty (120)-day period; or

(b)  In the circumstance described in Section 12.2(a) above; in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2 - Landlord’s Right to Terminate.

12.4  Waiver. Landlord and Tenant each hereby waive any applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate.

13.  CONDEMNATION.

13.1  Definitions.

(a)  “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b)  “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c)  “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2  Effect on Lease.

(a)  If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b)  If twenty-five percent (25%) or more of the Land or of the Parking Facility or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c)  If all or a portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond the end of the Term, this Lease shall remain in full force and effect.

13.3  Restoration. If this Lease is not terminated as provided in Section 13.2 - Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee (as defined in Section 20.5 below). In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of any Award received by Landlord for such repair or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.

13.4  Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.

13.5  Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall he entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, Trade Fixtures or Alterations.

13.6  Waiver. Landlord and Tenant each hereby waive any applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Property.

14.  ASSIGNMENT AND SUBLETTING.

14.1  Landlord’s Consent Required. Tenant shall not assign, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interests under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which (subject to the other provisions of this Section 14) shall not be unreasonably withheld. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber all or any portion of Tenant’s interest under this Lease. For purposes of this Section 14, “Transfer” also includes: (a) if Tenant is a partnership or limited liability company (1) a change in ownership effected voluntarily, involuntarily, or by operation of law, within a twelve (12)-month period of twenty-five percent (25%) or more of the partners or members or twenty-five percent (25%) or more of the partnership or membership interests; or (2) the dissolution of the partnership or limited liability company without its immediate reconstitution; (b) if Tenant is a closely held corporation (i.e., one whose stock is not publicly held and not traded through an exchange or over the counter): (1) the sale or other transfer, within a twelve (12)-month period of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death); (2) the sale, mortgage, hypothecation, or pledge, within a twelve (12)-month period of more than an aggregate of twenty-five percent (25%) of the value of Tenant’s unencumbered assets; or (3) the dissolution, merger, consolidation, or other reorganization of Tenant.

14.2  Reasonable Consent.

(a)  If Tenant complies with the following conditions, Landlord shall not unreasonably withhold its consent to the subletting of the Premises or any portion thereof or the assignment of this Lease. Prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a “Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years and such other reasonable financial and other information concerning the proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within ten (10) Business Days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7 - Landlord’s Right to Space.

(b)  The parties hereto agree and acknowledge that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Transferee at the Premises, (iii) the Transferee is a governmental agency or unit, (iv) the Transferee is an existing tenant in the Building (or another building owned or controlled by Landlord or an affiliate of Landlord; such other buildings and the Building are hereinafter collectively referred to in this Section 14 as the “Project”) or a party with whom Landlord has negotiated to lease space in the Project within the preceding six (6) months, (v) the proposed Transfer would violate any “exclusive” rights of any tenants in the Project, (vi) Tenant is in default under this Lease, (vii) such Transferee’s proposed use is not permitted under Section 5 - Use and Compliance with Laws, (viii) such Transferee’s proposed use would increase the density of occupation in the Premises or use of the Building’s parking facilities, (ix) the Transfer would result in there being more than two (2) separate entities or businesses occupying the Premises, (x) the Transfer would constitute a sub-sublease, or (xi) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building or increasing the expenses associated with operating, maintaining and repairing the Building. In no event may Tenant publicly offer or advertise all or any portion of the Premises for assignment or sublease at a rental less than that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Building (or the Project if the Building is fully leased).

14.3  Excess Consideration. If Landlord consents to the assignment or sublease, Landlord shall be entitled to receive as additional Rent hereunder an amount equal to fifty percent (50%) of the amount (if any) by which the total value of (x) any consideration paid by the Transferee for the assignment or sublease and, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, exceeds (y) the reasonable direct, out-of-pocket costs (such as, but not necessarily limited to, reasonable brokerage commissions, tenant improvement costs, attorneys’ fees, and other cash concessions as may be typical, reasonable and appropriate under then prevailing market conditions) actually and necessarily paid by Tenant to third parties not affiliated with Tenant to procure the assignment or sublease.

14.4  No Release of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.5  Expenses and Attorneys’ Fees. Tenant shall pay to Landlord on demand all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises).

14.6  Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of consent to assignment or consent to sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.7  Landlord’s Right to Space. Notwithstanding any of the above provisions of this section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer, Landlord, in lieu of consenting to such Transfer, may elect (x) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (y) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced) on the date the Transfer was proposed to be effective, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant.

14.8  Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

14.9  Transfer to Affiliate. Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s written consent, but subject to all other provisions of this Lease, to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, or to any corporation or other entity resulting from a merger or consolidation of Tenant (collectively, an “Affiliate”), subject to all the terms of this Lease (except only that Landlord shall not be entitled to terminate this Lease pursuant to Section 14.7 - Landlord’s Right to Space upon such an assignment or sublease to an Affiliate), provided that (i) the Affiliate assumes in writing all of Tenant’s obligations under this Lease, and (i) the original entity executing this Lease as “Tenant” remains fully liable under this Lease, and (iii) Landlord receives written notification of such transfer and provides Landlord with all relevant documents requested by Landlord, at least twenty (20) days prior to the effective date of such transfer, and (iv) Tenant is not then and has not been in default under this Lease; and (v) the intended Transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied (“Net Worth”), at least equal to Tenant’s Net Worth either immediately before the Transfer or as of the date of this Lease, whichever is greater, and (vi) such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers under this Section 14; Tenant shall have the burden of establishing that all the terms of this Section 14.9 have been satisfied.

14.10  Effect of Impermissible Transfer. Any Transfer effected without Landlord’s consent in violation of this Section 14 shall, at Landlord’s option, be a noncurable Event of Default under Section 15.1 without the necessity of any notice and grace period. If Landlord elects to treat such unapproved Transfer as a noncurable Event of Default, Landlord may, in addition to all other remedies provided for in Section 15.2 below, increase the monthly Base Rent to one hundred ten percent (110%) of the Base Rent then in effect.

15.  DEFAULT AND REMEDIES.

15.1  Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a)  Tenant fails to timely make any payment of rent when due, or any amount required to replenish the Security Deposit as provided in Section 4 above, if payment in full is not received by Landlord within five (5) days after written notice that it is due;

(b)  [INTENTIONALLY OMITTED];

(c)  Tenant fails to deliver any estoppel certificate requested by Landlord within the period described in Section 21.1 - Estoppel Certificates;

(d)  Tenant violates the restrictions on Transfer set forth in Section 14 - Assignment and Subletting;

(e)  Tenant fails to timely deliver any documents under Section 20 - Encumbrances;

(f)  Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent; files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within thirty (30) days; or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets;

(g)  Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

(h)  Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (g) above, and does not fully cure such failure within fifteen (15) days after notice to Tenant or, if such failure cannot be cured within such fifteen (15)-day period, Tenant fails within such fifteen (15)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice; provided, however, that if Landlord in Landlord’s reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.

15.2  Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a)  Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in any applicable existing or future Law providing for recovery of damages for such breach, including:

(i) The worth at the time of the award of any unpaid rent that had been earned at the time of the termination, to be computed by allowing interest at the Interest Rate set forth in Section 16.2 but in no case greater than the maximum amount of interest permitted by law;

(ii) The worth at the time of the award of the amount by which the unpaid rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by allowing interest at the Interest Rate set forth in Section 16.2 but in no case greater than the maximum amount of interest permitted by law;

(iii) The worth at the time of the award of the amount by which the unpaid rent for the balance of the Lease term after the time of the award exceeds the amount of unpaid rent that Tenant proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%);

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform obligations under this Lease, including brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; and

(v) Any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable law.

(b)  Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations.

(c)  Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d)  Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

15.3  Transfers of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Section 15, Landlord shall have the right to terminate any and all Transfers entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such Transfers. In the event of Landlord’s election to succeed to Tenant’s interest in any such Transfers, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

15.4  Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or other consideration for Tenant’s entering into this Lease (all of which concessions are hereinafter referred to as “Inducement Provisions”), shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon breach of this Lease by Tenant, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision shall be immediately due and payable by Tenant to Landlord, notwithstanding any subsequent cure of said breach by Tenant. The acceptance by Landlord of rent or the cure of the breach which initiated the operation of this Section 15.4 shall not be deemed a waiver by Landlord of the provisions of this Section 15.4 unless specifically so stated in writing by Landlord at the time of such acceptance.

16.  LATE CHARGE AND INTEREST.

16.1  Late Charge. If any payment of rent is not received by Landlord within ten (10) days after its due date (and whether or not Landlord has notified Tenant of such delinquency), Tenant shall pay to Landlord on demand as a late charge an additional amount equal to ten percent (10%) of the overdue payment as liquidated damages in lieu of actual damages (other than interest under Section 16.2 and attorneys’ fees and costs under Sections 23.1 and 23.2). The parties agree that this late charge represents a reasonable estimate of the expenses that Landlord will incur because of any late payments of rent (other than interest and attorneys’ fees and costs). Landlord’s acceptance of any liquidated damages shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the rights and remedies available to Landlord under this Lease. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

16.2  Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of fifteen percent (15%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17.  WAIVER. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the waiving party. The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, or of Tenant upon any default of Landlord, shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s or Tenant’s consent to or approval of any act by Tenant requiring Landlord’s or Tenant’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s or Tenant’s consent to or approval of any subsequent act.

18.  ENTRY, INSPECTION AND CLOSURE. Upon twenty-four (24) hours oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to determine whether the Premises are in good condition, to determine whether Tenant is complying with its obligations under this Lease, to perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, to install or repair improvements for other tenants where access to the Premises is required for such installation or repair, to serve, post or keep posted any notices required or allowed under the provisions of this Lease, to show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or tenants, or to do any other act or thing necessary for the safety or preservation of the Premises or the Building. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall conduct its activities under this Section in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this section shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19.  SURRENDER AND HOLDING OVER

19.1  Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease, Tenant shall remove all telephone and other cabling installed in the Building by Tenant and remove from the Premises all Tenant’s personal property, Trade Fixtures and Alterations that Tenant has the right or is required by Landlord to remove under the provisions of this Lease, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2  Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent during Tenant’s holding over shall be (i) during the initial sixty (60) days of such holdover, one hundred twenty-five percent (125%) of the Base Rent payable in the last full month prior to such holding over, and (ii) thereafter, one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to the termination hereof. Acceptance by Landlord of rent after such termination shall not constitute a renewal of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

20.  ENCUMBRANCES.

20.1  Subordination. This Lease and any rights of Tenant granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Encumbrance”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Tenant agrees that the holders of any such Encumbrance (in this Lease together referred to as “Mortgagee”) shall have no liability or obligation to perform any of the obligations of Landlord under this Lease. Any Mortgagee may elect to have this Lease and/or rights of Tenant granted hereby superior to the lien of its Encumbrance by giving written notice thereof to Tenant, whereupon this Lease and such rights of Tenant shall be deemed prior to such Encumbrance, notwithstanding the relative dates of the documentation or recordation thereof.

20.2  Attornment. In the event that Landlord transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of an Encumbrance to which this Lease is subordinated (i) Tenant shall, subject to the non-disturbance provisions of Section 20.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of such new owner, this Lease shall automatically become a new Lease between Tenant and such new owner, upon all of the terms and conditions hereof, for the remainder of the term hereof, and (ii) Landlord shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Landlord’s obligations hereunder, except that such new owner shall not: (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which tenant might have against any prior landlord; (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior landlord. Tenant waives its right under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease as a result of any sale of the Premises or the foreclosure or termination of any Encumbrance.

20.3  Non-Disturbance. With respect to Encumbrances entered into by Landlord after the execution of this Lease, Landlord shall use reasonable, good faith efforts to receive a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Mortgagee which Non-Disturbance Agreement provides that Tenant’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in default hereof and attorns to the record owner of the Premises. Tenant acknowledges that the Non-Disturbance Agreement may contain the limitations on liability of the succeeding owner set forth in Section 20.2 above, and will be in the form that the Mortgagee typically provides tenants such as Tenant, taking into account the terms of this Lease, the creditworthiness of Tenant and such criteria as its Mortgagee customarily applies. Such Non-Disturbance Agreement may provide, among other things, that (i) such Mortgagee shall be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default; (ii) such Mortgagee shall not be bound by any modification or amendment to this Lease, or any cancellation or surrender of this Lease, without such Mortgagee’s consent, (iii) such Mortgagee shall not be bound by any obligation under this Lease or the Construction Rider (if any) to perform or pay for any improvements to the Premises; and (iv) such Mortgagee or any successor landlord shall not: (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Tenant might have against any prior landlord; (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior landlord. Landlord shall have no obligation to negotiate the terms of the Non-Disturbance Agreement on Tenant’s behalf, or to incur any legal fees or other out-of-pocket expenses in obtaining the Non-Disturbance Agreement.

20.4  Self-Executing. The agreements contained in this Section 20 shall be effective without the execution of any further documents; provided, however, that, upon written request from Landlord or a Mortgagee in connection with a sale, financing or refinancing of the Premises, Tenant shall, within ten (10) days after receipt of a written request, execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

20.5  Mortgagee Protection. Tenant agrees to give any Mortgagee, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

21.  ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1  Estoppel Certificates. Within ten (10) business days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any Security Deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any), and providing such other information concerning this Lease or the Premises as Landlord may reasonably request. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) business days after Landlord’s second written request therefor, Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Property or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.

21.2  Financial Statements. Throughout the Term of this Lease, within ten (10) Business Days after written request by Landlord, not more than once a year, Tenant shall deliver to Landlord a copy of the financial statements for Tenant and any Guarantor (including at least a year end balance sheet and a statement of profit and loss) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s and/or Guarantor’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee.

22.  NOTICES.

22.1  Notices Generally. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Notices delivered personally or by certified mail, return receipt requested, will be effective immediately upon receipt (or refusal of delivery or receipt); notices sent by independent messenger or courier service will be effective one (1) Business Day after acceptance by the independent service for delivery. Either party may change its address for notices hereunder by a notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section. Notwithstanding any provision of this Lease to the contrary, if this Lease (or any rider, addendum or subsequent amendment hereto) grants Tenant any option to extend or renew the Term, or to expand the Premises, the exercise of such option shall be valid only if Landlord actually receives written notice thereof from Tenant by the date that such option expires.

22.2  Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 22.1 shall replace and satisfy the statutory service-of-notice procedures.

23.  ATTORNEYS’ FEES.

23.1  Disputes between Landlord and Tenant. In the event of any litigation or arbitration regarding any rights and obligations under this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs in addition to any other relief which maybe granted. The “Prevailing Party” shall mean the party receiving substantially the relief desired, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

23.2  Other Litigation. If Landlord, without fault on Landlord’s part, is made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any Transferee or other occupant of the Premises or otherwise arising out of or resulting from any act or transaction of Tenant or of any such Transferee or occupant, Tenant shall hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof, and reimburse Landlord upon demand for all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in or in connection with such litigation.

24.  QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25.  SECURITY MEASURES. Landlord may, but shall be under no obligation to, implement security measures for the Property, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measures shall be implemented in a way as not to inconvenience tenants of the Building unreasonably. Landlord shall at all times have the right to change, alter or reduce any such security services or measures. Tenant shall cooperate and comply with, and cause Tenant’s Representatives and Visitors to cooperate and comply with, such security measures. Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.

26.  FORCE MAJEURE. If Landlord is delayed, interrupted or prevented from performing any of its obligations under this Lease, including its obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, labor dispute, unavailability of materials or any cause outside the reasonable control of Landlord, then the time for performance of the affected obligations of Landlord shall be extended for a period equivalent to the period of such delay, interruption or prevention.

27.  RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit D to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Building, upon notice to Tenant thereof (collectively, the “Building Rules”). Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Building Rules by any other tenant or other person.

28.  LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, trustees, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.

29.  CONSENTS AND APPROVALS.

29.1  Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease and no express standard is specified (e.g., “reasonableness”), Landlord shall exercise Landlord’s business judgment in good faith in granting or withholding such consent or approval or in making such judgment or determination. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief but shall not to be entitled to monetary damages or to terminate this Lease for such failure. Without limiting the generality of the foregoing, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under Section 14 of this Lease with respect to any proposed Transfer, Tenant’s sole remedy shall be an injunction for the relief sought and Tenant waives the benefit of any statute, judicial decision or other law that purports to allow Tenant to terminate this Lease or to seek damages under such circumstances.

29.2  No Liability Imposed on Landlord. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or the Representatives or Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30.  BROKERS. Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (the “Broker”) in accordance with Landlord’s separate written agreement with the Broker, if any. Each of Landlord and Tenant warrants and represents to the other that in the negotiating or making of this Lease such representing party nor anyone acting on its behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Each of Landlord and Tenant shall indemnify and hold the other harmless from any claim or claims, including costs, expenses and attorneys’ fees incurred by the other asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made the representing party or its Representatives.

31.  RELOCATION OF PREMISES. [INTENTIONALLY OMITTED]

32.  ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

33.  MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Section 14 - Assignment and Subletting and Section 28 - Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease.

34.  INDEPENDENT COVENANTS. This Lease shall be construed as though the covenants of Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof.

35.  MUTUAL REPRESENTATION OF AUTHORITY. Landlord and Tenant represent and warrant to each other that they have full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and make these representations knowing that the other party will rely thereon. The signatory on behalf of Landlord and Tenant further represent and warrant that they have full right, power and authority to act for and on behalf of Landlord and Tenant in entering into this Lease.

36.  SIGNS.

36.1  Full Floors. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

36.2  Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises are located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

36.3  Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

36.4  Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to designate name strips to be displayed under Tenant’s entry in such directory, provided that in no event shall Tenant be entitled to use a percentage of such directory that exceeds Tenant’s Share.

36.5  Building Name; Landlord’s Signage Rights. Landlord may at any time change the name of the Building and install, affix, and maintain all signs on the exterior and interior of the Building, and any monuments, as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not have or acquire any property right or interest in the name of the Building.

37.  TENANT PARKING. Tenant shall have the right to use, commencing on the Commencement Date, up to the number of parking spaces set forth in the Basic Lease Information. Tenant shall pay to Landlord for automobile parking spaces on a monthly basis at the rate and upon the terms set forth in the Basic Lease Information. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the Parking Facility by Tenant. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s Representatives and Visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Parking Facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to lime, close-off or restrict access to the Parking Facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The parking spaces rented by Tenant pursuant to this Section 37 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

38.  GUARANTY OF LEASE. [INTENTIONALLY OMITTED]

39.  WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

40.  LIMITATION OF ACTIONS AGAINST LANDLORD. Any claim, demand or right of any kind by Tenant which is based upon or arises in connection with this Lease shall be barred unless Tenant commences an action thereon within six (6) months after the date that the act, omission, event or default upon which the claim, demand or right arises, has occurred.

41.  NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Building or Property, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

42.  CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Property, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease.

43.  RIGHT TO LEASE. Landlord reserves the absolute right to contract with any other person or entity to be a tenant in the Property as Landlord, in Landlord’s sole business judgment, determines best to promote the interests of the Property. Tenant does not rely on the expectation, and Landlord does not represent, that any specific tenant or type or number of tenants will, during the Lease term, occupy any space in the Property.

44.  NO AIR RIGHTS. No rights to any view from the Premises or to exterior light or air to the Premises are created under this Lease.

45.  TRANSPORTATION MANAGEMENT. Tenant shall fully comply with all current or future compulsory programs imposed by any public authority, intended to manage parking, transportation, or traffic in and around the Building. In connection with this compliance, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any government transportation management organizations, or other transportation-related committees or entities. This provision includes programs such as the following: (a) restrictions on the number of peak-hour vehicle trips generated by Tenant; (b) encouragement of increased vehicle occupancy through employer-sponsored financial or in-kind incentives; (c) implementation of an in-house or area-wide ridesharing program and appointment of an employee transportation coordinator; and (d) flexible work shifts for employees.

46.  PRIOR DRAFTS. If the parties delete any provision appearing in any prior drafts of this Lease, this Lease shall be interpreted as if the deleted language were never part of this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the dates set forth below.

LANDLORD:

3604 INVESTORS, a California, limited partnership;
BELLISIMO MERIDIAN, LLC, a Delaware limited
liability company, ALBERTO V. ALDRETE and
LORI J. ALDRETE, husband and wife; GLC
MERIDIAN DENVER #4, LLC, a California limited
liability company; GLC MERIDIAN DENVER #1,
LLC, a California limited liability company; KAC
DEVELOPMENT MERIDIAN A, LLC, a California
limited liability company; and BENJAMIN S.
CATLIN and GAIL E. CATLIN, husband and wife,
all as tenants in common

By: CATLIN PROPERTIES, INC., a California corporation, authorized agent

By: /s/ Benjamin S. Catlin
Benjamin S. Catlin
TENANT: SANZ INC., a Colorado corporation By: /s/ E. M. Dunn Its: Director of Contracts Date: April 26, 2005 By: /s/ D. B. Huphill Its: Controller Date: April 26, 2005

EXHIBIT A

ATTACHED TO AND FORMING A PART OF

OFFICE LEASE AGREEMENT

DATED AS OF __________, 2005, BETWEEN

3604 INVESTORS, a California limited partnership; BELLISIMO MERIDIAN, LLC, a Delaware limited liability company; ALBERTO V. ALDRETE and LORI J. ALDRETE, husband and wife; GLC MERIDIAN DENVER #4, LLC, a California limited liability company; GLC MERIDIAN DENVER #1, LLC, a California limited liability company; KAC DEVELOPMENT MERIDIAN A, LLC, a California limited liability company; and BENJAMIN S. CATLIN and GAIL E. CATLIN, husband and wife, all as tenants in common,

AS LANDLORD,

AND

SANZ INC., a Colorado corporation

AS TENANT

(the “LEASE”)

[Floor Plans showing the location and configuration of the Premises to be inserted]

EXHIBIT B

[INTENTIONALLY OMITTED]

EXHIBIT C

[INTENTIONALLY OMITTED]

EXHIBIT D

ATTACHED TO AND FORMING A PART OF

OFFICE LEASE AGREEMENT

DATED AS OF __________, 2005, BETWEEN

3604 INVESTORS, a California limited partnership; BELLISIMO MERIDIAN, LLC, a Delaware limited liability company, ALBERTO V. ALDRETE and LORI J. ALDRETE, husband and wife; GLC MERIDIAN DENVER #4, LLC, a California limited liability company; GLC MERIDIAN DENVER #1, LLC, a California limited liability company; KAC DEVELOPMENT MERIDIAN A, LLC, a California limited liability company; and BENJAMIN S. CATLIN and GAIL E. CATLIN, husband and wife, all as tenants in common,

AS LANDLORD,

AND

SANZ INC., a Colorado corporation

AS TENANT

(the “LEASE”)

BUILDING RULES

The following Building Rules are additional provisions of the foregoing Lease to which they are attached. The capitalized terms used herein have the same meanings as these terms are given in the Lease.

1. Use of Common Areas. Tenant will not obstruct the sidewalks, halls, passages, exits, entrances, elevators or stairways of the Building (the “Common Areas”), and Tenant will not use the Common Areas for any purpose other than ingress and egress to and from the Premises. The Common Areas, except for the sidewalks, are not open to the general public and Landlord reserves the right to control and prevent access to the Common Areas of any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Building and its tenants.

2. No Access to Roof. Tenant has no right of access to the roof of the Building and will not install, repair or replace any antenna, aerial, aerial wires, fan, air-conditioner or other device on the roof of the Building, without the prior written consent of Landlord. Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time. In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roof and agrees to indemnify and hold harmless Landlord from any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Building.

3. Signage. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Building without the prior written consent of Landlord. Landlord reserves the right to adopt and furnish Tenant with general guidelines relating to signs in or on the Building. All approved signage will be inscribed, painted or affixed at Tenant’s expense by a person approved by Landlord, which approval will not be unreasonably withheld.

4. Prohibited Uses. The Premises will not be used for manufacturing, for the storage of merchandise held for sale to the general public, for lodging or for the sale of goods to the general public. Tenant will not permit any food preparation on the Premises except that Tenant may use Underwriters’ Laboratory approved microwave ovens, dishwashers, self-dispensing drink machines, equipment for brewing coffee, tea, hot chocolate and similar beverages, and similar equipment so long as such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

5. Janitorial Services. Tenant will not employ any person for the purpose of cleaning the Premises or permit any person to enter the Building for such purpose other than Landlord’s janitorial service, except with Landlord’s prior written consent. Tenant will not necessitate, and will be liable for the cost of, any undue amount of janitorial labor by reason of Tenant’s carelessness in or indifference to the preservation of good order and cleanliness in the Premises. Janitorial service will not be furnished to areas in the Premises on nights when such areas are occupied after 9:30 p.m., unless such service is extended by written agreement to a later hour in specifically designated areas of the Premises.

6. Keys and Locks. Landlord will furnish Tenant, free of charge, two keys to each door or lock in the Premises. Landlord may make a reasonable charge for any additional or replacement keys. Tenant will not duplicate any keys, alter any locks or install any new or additional lock or bolt on any door of its Premises or on any other part of the Building without the prior written consent of Landlord and, in any event, Tenant will provide Landlord with a key for any such lock. On the termination of the Lease, Tenant will deliver to Landlord all keys to any locks or doors in the Building which have been obtained by Tenant.

7. Freight. Upon not less than twenty-four (24) hours prior notice to Landlord, which notice may be oral, an elevator will be made available for Tenant’s use for transportation of freight, subject to such scheduling as Landlord in its discretion deems appropriate. Tenant shall not transport freight in loads exceeding the weight limitations of such elevator. Landlord reserves the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building, and no property will be received in the Building or carried up or down the freight elevator or stairs except during such hours and along such routes and by such persons as may be designated by Landlord. Landlord reserves the right to require that heavy objects will stand on wood strips of such length and thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and Tenant will be liable for all damage or injuries caused by moving or maintaining such property.

8. Nuisances and Dangerous Substances. Tenant will not conduct itself or permit its agents, employees, contractors or invitees to conduct themselves, in the Premises or anywhere on or in the Property in a manner which is offensive or unduly annoying to any other Tenant or Landlord’s property managers. Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the Common Areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy other tenants of the Building. Tenant will not use or keep in the Premises or the Property any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of office equipment, or, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant will not use or keep any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein. Tenant will not bring or keep any animals in or about the Premises or the Property.

9. Building Name and Address. Without Landlord’s prior written consent, Tenant will not use the name of the Building in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

10. Building Directory. A directory for the Building will be provided for the display of the name and location of tenants. Landlord reserves the right to approve any additional names Tenant desires to place in the directory and, if so approved, Landlord may assess a reasonable charge for adding such additional names.

11. Window Coverings. No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord, and Landlord shall have the right to control all lighting within the Premises that may be visible from the exterior of the Building.

12. Floor Coverings. Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord. Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.

13. Wiring and Cabling. Landlord shall have the right to direct Tenant’s electricians and other vendors as to where and how data, telephone and electrical wires and cables are to be installed. No boring or cutting for wires or cables will be allowed without the prior written consent of Landlord. The location of burglar alarms, smoke detectors, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the written approval of Landlord.

14. Office Closing Procedures. Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or its employees leave the Premises, so as to prevent waste or damage. Tenant will be liable for all damage or injuries sustained by other tenants or occupants of the Building or Landlord resulting from Tenant’s carelessness in this regard or violation of this rule. Tenant will keep the doors to the Building corridors closed at all times except for ingress and egress.

15. Plumbing Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein. Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.

16. Use of Hand Trucks. Tenant will not use or permit to be used in the Premises or in the Common Areas any hand trucks, carts or dollies except those equipped with rubber tires and side guards or such other equipment as Landlord may approve.

17. Refuse. Tenant shall store all Tenant’s trash and garbage within the Premises or in other facilities designated by Landlord for such purpose. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash and garbage removal will be only through such Common Areas provided for such purposes and at such times as Landlord may designate. Tenant shall comply with any trash recycling programs that Landlord may institute for the Building.

18. Soliciting. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited, and Tenant will cooperate to prevent the same.

19. Parking. Tenant will use, and will cause its agents, employees, contractors and invitees to use, the parking spaces to which it is entitled under the Lease in a manner consistent with Landlord’s directional signs and markings in the Parking Facility. Specifically, but without limitation, Tenant will not park, or permit its agents, employees, contractors or invitees to park, in a manner that impedes access to and from the Building or the Parking Facility or that violates space reservations for handicapped drivers. Landlord may use such reasonable means as may be necessary to enforce the directional signs and markings in the Parking Facility, including but not limited to towing services, and Landlord will not be liable for any damage to vehicles towed as a result of non-compliance with such parking regulations.

20. Fire, Security and Safety Regulations. Tenant will comply with all safety, security, fire protection and evacuation measures and procedures established by Landlord or any governmental agency.

21. Responsibility for Theft. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

22. Sales and Auctions. Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere in the Property, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

23. Smoking. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in any portion of the Building (including any portion of the Premises) or within twenty (20) feet of any entrance to the Building at any time. Landlord reserves the right, in its sole discretion, to amend the smoking regulations for the Building or the Project at any time.

24. Enforcement. Landlord may waive any one or more of these Building Rules for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Building Rules in favor of any other tenant or tenants nor prevent Landlord from thereafter enforcing these Building Rules against any or all of the tenants of the Building.

25. Effect on Lease. These Building Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Violation of these Building Rules shall constitute an default under the Lease.

26. Non-Discriminatory Enforcement. Subject to the provisions of the Lease (and the provisions of other leases with respect to other tenants), Landlord shall use reasonable efforts to enforce these Building rules in a non-discriminatory manner, but in no event shall Landlord have any liability for any failure to do so (and Tenant’s sole and exclusive remedy for any such failure or refusal shall be injunctive relief preventing Landlord from enforcing any of the Building Rules against Tenant in a manner that discriminates against Tenant).

27. Additional and Amended Rules. Landlord reserves the right to rescind or amend these Building Rules and/or adopt any other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

EXHIBIT E

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